Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement (No. 333-272994) on Form S-3 of Baudax Bio, Inc. of our report dated June 26, 2023, relating to the consolidated financial statements of TeraImmune, Inc., incorporated by reference in the Current Report on Form 8-K/A of Baudax Bio, Inc. and included in Annex B of the Preliminary Proxy Statement on Schedule 14A of Baudax Bio, Inc., each of which were filed by Baudax Bio, Inc. on July 31, 2023.

We also consent to the reference of our firm under the heading “Experts” in such Registration Statement.

/s/ HORNE LLP

Ridgeland, Mississippi

September 21, 2023